Structured Investments Opportunities in International Equities	Free Writing Prospectus Registration Statement No. 333-277211 August 18, 2026 Filed Pursuant to Rule 433
Contingent Income Callable Securities due August 24, 2028 Based on the Worst Performing of the Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index Principal at Risk Securities
This document provides a summary of the terms of the Contingent Income Callable Securities, which we refer to as the securities. Investors must carefully review the accompanying free writing prospectus referenced below, prospectus, prospectus supplement and Equity Index Underlying Supplement, and the “Risk Considerations” on the following page, prior to making an investment decision.

INDICATIVE TERMS
Issuer:	HSBC USA Inc. (“HSBC”)
Maturity date:	August 24, 2028, subject to adjustment as described in the accompanying Equity Index Underlying Supplement
Underlying indices:	The Russell 2000® Index (Bloomberg symbol: RTY) (the “RTY”), S&P 500® Index (Bloomberg symbol: SPX) (the “SPX”) and EURO STOXX 50® Index (Bloomberg symbol: SX5E) (the “SX5E”) (each, an “underlying index”). For more information about the underlying shares, including historical performance information, see the accompanying free writing prospectus.
Early redemption notice dates:	The observation dates, beginning on February 22, 2027.
Observation Dates:	Quarterly, on November 23, 2026, February 22, 2027, May 21, 2027, August 23, 2027, November 22, 2027, February 22, 2028, May 22, 2028 and August 21, 2028 (the valuation date).
Contingent payment dates:	Quarterly, on November 27, 2026, February 25, 2027, May 26, 2027, August 26, 2027, November 26, 2027, February 25, 2028, May 25, 2028 and August 24, 2028 (the maturity date).
Early redemption:	The securities may be redeemed at our discretion on any early redemption notice date, for the principal amount plus the contingent quarterly payment for the related quarterly observation period, if any. In order to redeem the securities, we or the calculation agent will distribute written notice to The Depository Trust Company of our intent to call the securities on or prior to the applicable early redemption notice date. We or the calculation agent will have no independent obligation to notify you directly and you should expect to receive such notifications from your broker.
Early redemption price:	The sum of the stated principal amount and the contingent quarterly payment, if any, for the related quarterly observation period. This amount will be paid on the contingent payment date following the applicable early redemption notice date.
Observation periods:	There are 8 quarterly observation periods. The first observation period will be from but excluding the pricing date to and including the first observation date. Each subsequent observation period will be from but excluding an observation date to and including the next following observation date. The final quarterly observation period will be the quarterly observation period ending on the valuation date.
Contingent quarterly payment:

•      Subject to early redemption, if the official closing level for each underlying index on every scheduled trading day during the relevant quarterly observation period is greater than or equal to its coupon barrier level, we will pay a contingent quarterly payment at an annual rate of at least 10.05% of the stated principal amount per security (corresponding to $25.125 (or 2.5125%) per quarter per security) on the related contingent payment date. The actual contingent quarterly payment will be determined on the pricing date.

•      If the official closing level of any underlying index on any scheduled trading day during the relevant quarterly observation period is less than its coupon barrier level, no contingent quarterly payment will be made with respect to that quarterly observation period.

It is possible that one or more underlying indices will remain below their respective coupon barrier levels for extended periods of time or even throughout the entire term of the securities, so that you will receive few or no contingent quarterly payments during the term of the securities.

Worst performing underlying index:	The underlying index with the largest percentage decrease from its initial index level to its final index level.
Payment at maturity:	If the securities have not been previously redeemed, investors will receive a payment at maturity as follows:

•   If the final index level of each underlying index is greater than or equal to its principal barrier level:

•   If the final index level of any underlying index is less than its principal barrier level:

•   the stated principal amount plus, if applicable, the final contingent quarterly payment.

•   the stated principal amount multiplied by (ii) the index performance factor of the worst performing underlying index. In this case, the payment at maturity will be less than 70% of the stated principal amount of the securities and could be zero.

Index performance factor:	With respect to each underlying index, final index level / initial index level
Coupon barrier level:	With respect to each underlying index, 70% of its initial index level
Downside threshold level:	With respect to each underlying index, 70% of its initial index level
Initial index level:	With respect to each underlying index, its official closing level on the pricing date.
Final index level:	With respect to each underlying index, its official closing level on the valuation date.
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	August 21, 2026
Original issue: date*:	August 26, 2026 (3 business days after the pricing date)
Estimated initial value:	The estimated initial value of the securities is expected to be less than the price you pay to purchase the securities. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market, if any, at any time. The estimated initial value will be calculated on the pricing date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors—The estimated initial value of the securities, which will be determined by us on the pricing date, is expected to be less than the price to public and may differ from the market value of the securities in the secondary market, if any.”
CUSIP / ISIN:	40447LCD0 / US40447LCD01
Free writing prospectus:	https://www.sec.gov/Archives/edgar/data/83246/000110465926098398/tm2622022d222_fwp.htm

The pricing date, original issue date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the securities.

Risk Considerations

It is important for you to understand that this offering summary does not contain all of the material information an investor should consider before investing in the securities, including a more complete description of the risks relating to the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying free writing prospectus.

Risks Relating to the Structure or Features of the Securities

•	You may lose a significant portion or all of your initial investment.
•	You will not receive any contingent quarterly payment for any quarterly observation period where the official closing level of any underlying index on any scheduled trading day during that period is less than its coupon barrier level.
•	Investors will not participate in any appreciation of any underlying index, and your return on the securities is limited to the principal amount plus any contingent quarterly payments, regardless of any appreciation in the levels of the underlying indices.
•	The securities may be called prior to the maturity date.
•	You are exposed to the market risk of all underlying indices, with respect to both the contingent quarterly payments, if any, and the payment at maturity, if any.
•	Because the securities are linked to the performance of the worst performing underlying index, you are exposed to greater risks of receiving no contingent quarterly payments and sustaining a significant loss on your investment than if the securities were linked to just one underlying index.
•	The amounts payable on the securities are linked to the levels of the underlying indices on every scheduled trading day during the relevant quarterly observation period.
•	Higher contingent quarterly payments or lower downside threshold levels are generally associated with underlying indices with greater expected volatility and therefore can indicate a greater risk of loss.
•	Credit risk of HSBC USA Inc.

Risks Relating to the Underlying Indices

•	Adjustments to any underlying index could adversely affect the value of the securities.
•	Small-capitalization risk.
•	The securities are subject to risks associated with non-U.S. companies.
•	The securities will not be adjusted for changes in exchange rates.

General Risk Factors

•	The securities will not be listed on any securities exchange and secondary trading may be limited.
•	The estimated initial value of the securities, which will be determined by us on the pricing date, is expected to be less than the price to public and may differ from the market value of the securities in the secondary market, if any.
•	The price of your securities in the secondary market, if any, immediately after the pricing date will be less than the price to public.
•	If HSBC Securities (USA) Inc. were to repurchase your securities immediately after the original issue date, the price you receive may be higher than the estimated initial value of the securities.
•	The market price of the securities will be influenced by many unpredictable factors.
•	Investing in the securities is not equivalent to investing in the securities comprising the underlying indices.
•	Hedging and trading activity by our affiliates could adversely affect the value of the securities.
•	The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the securities.
•	The securities are not insured by any governmental agency of the United States or any other jurisdiction.
•	The U.S. federal income tax consequences of an investment in the securities are uncertain.

Tax Considerations

You should review carefully the discussion in the accompanying free writing prospectus under the caption “Additional Information About the securities —Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.

If there is any inconsistency between any terms herein and the free writing prospectus relating to the securities, the free writing prospectus shall prevail.  The issuer has filed a registration statement (including a prospectus, prospectus supplement and  Equity Index Underlying Supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this preliminary free writing prospectus relates. Before you invest, you should read the free writing prospectus relating to the offering, and also the prospectus, prospectus supplement and  Equity Index Underlying Supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at  https://www.sec.gov/edgar/search/. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the free writing prospectus, prospectus, prospectus supplement and  Equity Index Underlying Supplement if you request them by calling (212) 525-8010.